Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

Key Tronic Corporation Receives Notification of Deficiency from Nasdaq
Related to Delayed Filing of Quarterly Report on Form 10-Q

Spokane Valley, WA— May 25, 2021 — Key Tronic Corporation (Nasdaq: KTCC) received on May 19, 2021 a standard notice from Nasdaq indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended April 3, 2021, and because the Company has not yet filed its Form 10-Q for the period ended December 26, 2020 (the “Second Quarter Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission.

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. The Notice provides that the Company must submit an update to its original plan to regain compliance with Nasdaq Listing Rule 5250(c)(1). If the plan is accepted by Nasdaq, then Nasdaq can grant the Company up to 180 calendar days from the due date of the Second Quarter Form 10-Q, or August 16, 2021, to regain compliance.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.